Exhibit 99.1

Contacts: Robert Lewey, President
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE

INTEGRATED ELECTRICAL SERVICES ACQUIRES SHANAHAN MECHANICAL AND ELECTRICAL, INC.

HOUSTON —November 20, 2015— Integrated Electrical Services, Inc. (or “IES”) (NASDAQ: IESC) today announced that a wholly-owned subsidiary of IES has acquired all of the shares of stock of Shanahan Mechanical and Electrical, Inc. (“Shanahan”), a Lincoln, Nebraska-based provider of mechanical and electrical contracting services. Shanahan will operate as a subsidiary in IES’s Commercial & Industrial segment and will continue to operate under the Shanahan name.

“We are pleased to have Shanahan Mechanical and Electrical and its over 80 employees join IES. Shanahan was founded in 1958 by the father and uncle of current President Steve Shanahan and today is a leading mechanical and electrical contractor in Lincoln, Nebraska, with strong positions in health care, university, industrial and commercial markets,” said Tom Santoni, President of IES’s Commercial & Industrial segment. “The acquisition of Shanahan not only adds mechanical contracting expertise to IES, but also accelerates our entry into the Lincoln market, an area that our Holdrege, Nebraska location has targeted for expansion. Further, the acquisition gives us the opportunity to expand our geographic coverage and capabilities without the costs and risks of a start-up, greenfield operation.”

Steve Shanahan, President of Shanahan, added, “Shanahan owes its over 50-year success to its dedicated employees. Partnering with IES offers the opportunity to join a company that shares this same long-term commitment to its employees and customers and is a natural home for the continued success of Shanahan.”

“The acquisition of Shanahan is consistent with our strategy to complete bolt-on acquisitions that enhance and expand our capabilities within our current operating segments,” said Robert Lewey, President of IES. “The recent acquisitions of Shanahan, Southern Rewinding and Calumet Armature and Electric are each expected to be immediately accretive to earnings and collectively are forecasted to add more than $30 million in revenue in fiscal year 2016. These acquisitions are a strong step toward improving our profitability and utilizing our approximately $459 million of net operating loss carryforwards available to us for U.S. federal income tax purposes as of September 30, 2014. We expect to report fourth quarter results for the fiscal year ending September 30, 2015 on or before December 14, 2015.”

ABOUT INTEGRATED ELECTRICAL SERVICES, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial products and infrastructure services to a variety of end markets. Our over 3,000 employees serve clients in the United States and abroad. For more information about IES, please visit www.ies-co.com.

ABOUT IES COMMERCIAL & INDUSTRIAL

IES’s Commercial & Industrial segment provides electrical design, construction, and maintenance services to the commercial and industrial markets in various regional markets and nationwide in certain areas of expertise, such as the power infrastructure market. For more information about IES Commercial & Industrial, please visit www.iesci.net.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; and our ability to successfully manage projects., as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2014. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under “Investors.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.